Exhibit 4(b)

Form of Amendment No. 1 to the Investment Management Agreement

This Amendment No. 1 to the Investment Management Agreement dated as of [            ], 2016 (the “Amendment”) is entered into by and between BlackRock California Municipal Series Trust, a Massachusetts business trust (the “Trust”), on behalf of BlackRock California Municipal Opportunities Fund, a series of the Trust (the “Fund”), and BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust, on behalf of the Fund, and the Advisor have entered into an Investment Management Agreement dated September 29, 2006 (the “Management Agreement”) pursuant to which the Advisor agreed to act as investment advisor to the Fund; and

WHEREAS, the Management Agreement provides that the Trust, on behalf of the Fund, will pay to the Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and

WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, by a vote of the majority of the outstanding voting securities of the Fund; and

WHEREAS, the Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust, specifically approved this Amendment at an in-person meeting held on September 14, 2016;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule A of the Management Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Fund.

2.	Except as otherwise set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Investment Management Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK CALIFORNIA MUNICIPAL SERIES TRUST

By:
	Name:	[ ]
	Title:	[ ]

BLACKROCK ADVISORS, LLC

By:
	Name:	[ ]
	Title:	[ ]

Schedule A

Investment Advisory Fee

0.38% of the Fund’s average daily Net Assets not exceeding $1 billion, 0.36% of the Fund’s average daily Net Assets in excess of $1 billion but not exceeding $3 billion, 0.34% of the Fund’s average daily Net Assets in excess of $3 billion but not exceeding $5 billion, 0.33% of the Fund’s average daily Net Assets in excess of $5 billion but not exceeding $10 billion, and 0.32% of the Fund’s average daily Net Assets in excess of $10 billion.